Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2017

SAN FRANCISCO--(BUSINESS WIRE)--October 19, 2017--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the third quarter of 2017.

Highlights

  Strong fundamentals in the container leasing market in the third quarter of 2017 resulted in continued revenue and net income growth.
  Lease-related revenue for the third quarter of 2017 was $69.1 million, an increase of 21% compared to the third quarter of 2016, and 10% compared to the second quarter of 2017.
  Net income for the third quarter of 2017 was $17.6 million, or $0.90 per fully diluted share, compared to a net loss per fully diluted share of $0.28 in the third quarter of 2016, and net income per fully diluted share of $0.65 in the second quarter of 2017.
  Average utilization for our owned container fleet during the third quarter of 2017 was 98.2% (on a CEU basis) compared to 94.0% for the third quarter of 2016, and 97.2% for the second quarter of 2017. Current utilization is 98.8%.
  Average railcar utilization, excluding new railcars not yet leased, during the third quarter of 2017 was 89.3% compared to 96.2% for the third quarter of 2016, and 91.0% for the second quarter of 2017.
  CAI acquired $253 million containers in the third quarter of 2017, $217 million of which were new containers. Virtually all of these containers have already been leased.
  On July 6, 2017, CAI issued $253 million of asset-backed securitized notes at a weighted-average interest rate of 3.7%.

Revenue for the third quarter of 2017 was $90.2 million, compared to $78.5 million for the third quarter of 2016, an increase of 15%. Revenue from CAI’s container leasing business was $61.9 million, compared to $49.7 million for the third quarter of 2016, an increase of 25%, primarily due to investment in the owned fleet and an increase in utilization.

Net income for the third quarter of 2017 was $17.6 million, or $0.90 per fully diluted share, compared to a net loss of $5.5 million, or $0.28 per fully diluted share, for the third quarter of 2016, and net income of $12.6 million, or $0.65 per fully diluted share, for the second quarter of 2017. Net income for the third quarter of 2017 benefitted from the recognition of $1.5 million of pre-tax insurance proceeds related to previously recorded repair costs from the bankruptcy of Hanjin, and the pre-tax release of an earn-out liability of $1.6 million associated with acquisitions in the logistics business completed in prior periods. These were partially offset by a foreign exchange loss of $0.5 million caused by the settlement of Euro denominated intercompany loans.

Additional information on CAI's results, as well as the state of the industry, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “The momentum in our business has continued as the year has developed, with the third quarter being particularly strong. For the quarter, we reported net income of $17.6 million, or $0.90 per fully diluted share. That compares to $12.6 million, or $0.65 per fully diluted share in the second quarter of 2017. During the quarter, we benefitted from the recognition of insurance proceeds related to the bankruptcy of Hanjin and the release of an earn-out liability associated with acquisitions made in prior periods, partially offset by a significant foreign exchange loss. These items increased our net income for the quarter by $2.2 million.

“We are very pleased with the momentum in our business and the rapid improvement in our results. The core fundamentals in our container leasing business remain strong as can be seen by the average utilization of our owned container fleet which was 98.2% in the third quarter of 2017 and is currently 98.8%, effectively fully utilized. Our available inventory for lease or sale is at historic lows and we expect utilization to remain at these elevated levels for the coming months as there is limited new investment in containers by lessors who remain constrained in their ability to deploy capital. We believe those constraints will keep supply and demand for containers tight over the coming months assuming a continued steady demand for containerized cargo around the globe. Most of our new leases have required that equipment be returned to high demand areas in China which we expect will enable us to redeploy the equipment if it is returned.”

Mr. Garcia continued, “For the year-to-date, we have committed investment in containers of $470 million, virtually all of which are subject to long-term leases with an average lease duration of over 8 years. Of the container investment made this year, $253 million was delivered in the third quarter. We have an additional $64 million of containers to be delivered in the fourth quarter, all of which are fully booked under attractive long-term leases. We expect our fourth quarter results to see some benefit from the full quarter effect of the equipment placed on lease during the third quarter. Because we have limited equipment available for sale, we expect our gain on sale to decrease in the coming quarter. However, the price of containers in the secondary market continues to rise due to limited supply and, as a result, we expect the average gain per unit to increase.

“Our rail segment continues to work through a difficult market environment. Leases on new equipment continue to be priced aggressively as we believe other lessors are prioritizing having units on lease rather than on overall lease rental rates. However, we have diversified equipment being delivered and we continue to try and reach a broad market of customers to place our equipment. Our focus on the rail segment is to delay equipment deliveries where possible and place as much equipment on short-term leases to bridge to a potentially better market in the future. We do not intend to invest uncommitted, incremental capital in our rail segment until the market opportunity improves. We expect all uncommitted, incremental capital investment to be focused on our container segment where returns are currently higher and demand is clearly stronger.

“We have made leadership changes in our logistics business to better integrate our various product offerings and to streamline our processes. The results for the logistics segment have been below our expectations and we believe the leadership changes were necessary for the long-term growth of the segment. Overall, the underlying market demand for logistics services has improved significantly over the course of the third quarter and we expect to pick up momentum with our existing customers in the fourth quarter.”

Mr. Garcia, concluded, “We have great momentum in our operating results, and with equipment due to be delivered in the coming quarters on committed leases, we expect to maintain growth in our utilization and revenue for the remainder of the year. We will continue to look for opportunities to increase our overall return on capital by increasing the utilization and returns on our equipment.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2017	2016
Assets
Current assets
Cash	$12,508	$15,685
Cash held by variable interest entities	22,445	30,449
Accounts receivable, net of allowance for doubtful accounts of $1,636 and $1,340 at September 30, 2017 and December 31, 2016, respectively	69,478	63,745
Current portion of net investment in direct finance leases	27,947	19,959
Prepaid expenses and other current assets	5,016	5,315
Total current assets	137,394	135,153
Restricted cash	12,217	6,192
Rental equipment, net of accumulated depreciation of $484,428 and $421,153 at September 30, 2017 and December 31, 2016, respectively	1,979,012	1,807,010
Net investment in direct finance leases	199,994	80,582
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $2,974 and $2,681 at September 30, 2017 and December 31, 2016, respectively	8,156	9,691
Furniture, fixtures and equipment, net of accumulated depreciation of $3,131 and $2,833 at September 30, 2017 and December 31, 2016, respectively	370	550
Other non-current assets	3,220	962
Total assets	$2,356,157	$2,055,934

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,320	$13,804
Accrued expenses and other current liabilities	13,540	11,778
Due to container investors	4,119	7,077
Unearned revenue	8,361	10,613
Current portion of debt	133,322	95,527
Rental equipment payable	190,180	25,207
Total current liabilities	355,842	164,006
Debt	1,450,588	1,380,499
Deferred income tax liability	51,193	51,804
Other long term liabilities	-	2,121
Total liabilities	1,857,623	1,598,430

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,268,083 and 19,057,217 shares at September 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	143,845	141,058
Accumulated other comprehensive loss	(6,390)	(8,132)
Retained earnings	361,077	324,576
Total stockholders' equity	498,534	457,504
Total liabilities and stockholders' equity	$2,356,157	$2,055,934

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue
Container lease income	$61,870	$49,661	$169,784	$152,875
Rail lease income	7,279	7,614	23,459	22,462
Logistics revenue	21,012	21,197	61,116	41,743
Total revenue	90,161	78,472	254,359	217,080

Operating expenses
Depreciation of rental equipment	27,788	29,873	82,814	77,401
Storage, handling and other expenses	3,506	8,802	16,651	27,176
Logistics transportation costs	17,855	18,045	51,608	35,127
(Gain) loss on sale of used rental equipment	(1,663)	3,323	(2,539)	7,950
Administrative expenses	10,781	11,067	31,212	28,750
Total operating expenses	58,267	71,110	179,746	176,404

Operating income	31,894	7,362	74,613	40,676

Other expenses
Net interest expense	13,959	10,902	37,916	31,535
Other expense	449	85	651	407
Total other expenses	14,408	10,987	38,567	31,942

Income before income taxes and non-controlling interest	17,486	(3,625)	36,046	8,734
Income tax (benefit) expense	(101)	1,826	549	3,320

Net income	17,587	(5,451)	35,497	5,414
Net income attributable to non-controlling interest	-	-	-	37
Net income attributable to CAI
common stockholders	$17,587	$(5,451)	$35,497	$5,377

Net income per share attributable to
CAI common stockholders
Basic	$0.92	$(0.28)	$1.86	$0.28
Diluted	$0.90	$(0.28)	$1.83	$0.28

Weighted average shares outstanding
Basic	19,180	19,130	19,108	19,427
Diluted	19,633	19,130	19,422	19,498

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net income	$35,497	$5,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	83,088	77,636
Amortization of debt issuance costs	2,400	2,217
Amortization of intangible assets	1,536	682
Stock-based compensation expense	1,539	1,320
Reduction in contingent consideration	(2,211)	(1,000)
Unrealized loss on foreign exchange	42	82
(Gain) loss on sale of used rental equipment	(2,539)	7,950
Loss on disposal of subsidiary	-	146
Deferred income taxes	393	2,193
Bad debt expense	750	2,458
Changes in other operating assets and liabilities:
Accounts receivable	(6,280)	(7,560)
Prepaid expenses and other assets	(72)	(191)
Accounts payable, accrued expenses and other current liabilities	(5,887)	1,540
Due to container investors	(2,958)	(32)
Unearned revenue	(540)	1,013
Net cash provided by operating activities	104,758	93,868
Cash flows from investing activities
Purchase of rental equipment	(277,769)	(170,582)
Acquisitions, net of cash acquired	-	(15,620)
Net proceeds from sale of used rental equipment	50,036	46,137
Disposal of subsidiary, net of cash disposed of	-	(460)
Purchase of furniture, fixtures and equipment	(91)	(92)
Receipt of principal payments from direct financing leases	11,189	17,368
Net cash used in investing activities	(216,635)	(123,249)
Cash flows from financing activities
Proceeds from debt	556,544	432,540
Principal payments on debt	(448,436)	(408,375)
Debt issuance costs	(3,129)	(1,461)
Decrease in restricted cash	(6,025)	765
Repurchase of stock	-	(9,176)
Exercise of stock options	1,362	-
Net cash provided by financing activities	100,316	14,293
Effect on cash of foreign currency translation	380	1
Net (decrease) increase in cash	(11,181)	(15,087)
Cash at beginning of the period	46,134	52,553
Cash at end of the period	$34,953	$37,466

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of September 30,
			2017	2016

Owned container fleet in TEUs			1,121,355	941,345
Managed container fleet in TEUs			83,086	174,162
Total container fleet in TEUs			1,204,441	1,115,507

Owned container fleet in CEUs			1,188,078	1,010,083
Managed container fleet in CEUs			75,596	156,543
Total container fleet in CEUs			1,263,674	1,166,626

Owned railcar fleet in units			6,795	6,136

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Average Utilization
Container fleet utilization in CEUs	98.0%	93.3%	96.9%	92.5%
Owned container fleet utilization in CEUs	98.2%	94.0%	97.1%	93.2%
Railcar fleet utilization in units	89.3%	96.2%	91.0%	96.0%

			As of September 30,
			2017	2016
Period Ending Utilization
Container fleet utilization in CEUs			98.5%	93.3%
Owned container fleet utilization in CEUs			98.6%	93.9%
Railcar fleet utilization in units			86.8%	92.8%

Utilization is computed by dividing total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs,excluding new units not yet leased and off-hire units designated for sale.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the third quarter of 2017 will be held on Thursday, October 19, 2017 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q3 2017 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our third quarter 2017 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of September 30, 2017, CAI operated a worldwide fleet of approximately 1.3 million CEUs of containers, and owned a fleet of 6,795 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook of our logistics business. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com